Exhibit 99.1

Contact:	Kit Cole 415 454 1212
Mark Garwood 415 302 6088 (cell)

Mark Garwood Named Co-CEO of Tamalpais Bank and Appointed as a Director on the Tamalpais Bank Board

San Rafael, Ca – (May 6, 2004) – The Board of Directors of Tamalpais Bank appointed Mark Garwood Co-CEO of Tamalpais Bank and named him a Director of the Bank Board as of April 28, 2004. Garwood will remain as President of Tamalpais Bank, a title that he has held for the past nine years.

According to Kit Cole, Chairman and Co-CEO of Tamalpais Bank, “ Mark has proven his excellent leadership over his past 12 years with the Bank and within the community.  The timing is excellent for Mark to take Tamalpais Bank to the next level.  With our Bank’s rapid growth and expansion and the success of the recent Public Offering of the Bank’s holding company, San Rafael Bancorp, Mark is perfectly positioned to meet this wonderful opportunity and exciting challenge.”

As Co-CEO, Garwood will have increased oversight and leadership responsibility for the strategic direction of Tamalpais Bank’s business goals and execution.  As a Director of the Bank Board, he will share in strategic planning, policy decisions for corporate governance, managing financial performance, new business opportunities and market expansion planning.

“I am very pleased to be at the helm of Tamalpais Bank at this particular time. In addition to the expansion of our retail branch network in Marin County, we are focused on our full service relationship banking including SBA lending,” says Garwood.

Garwood, 49, is a resident of Kentfield, California, and currently serves as Chairman of the Marin Workforce Housing Trust, a non-profit public / private partnership established to provide funding for Marin workforce housing development projects and as Treasurer of the Friends of San Rafael, a non-profit organization established to raise funds for City of San Rafael’s recreational, social and educational programs and capital projects.

Tamalpais Bank has four branches and assets of $393 million and 45 employees. For more information, call 415-454-1212 or go to www.tambank.com

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of San Rafael Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged, and (5) other risks detailed in the San Rafael Bancorp filings with the Securities and Exchange Commission.  ###